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   KPMG

                        KPMG LLP
                        55 Second Street
                        San Francisco, CA  94101

April 18, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FNB Bancorp and, under the date of March 3, 2005, we reported on the consolidated financial statements of FNB Bancorp as of and for the years ended December 3l, 2004 and 2003. On April 13, 2005, our appointnent as principal accountants was terminated. We have read FNB Bancorp's statements included under Item 4.01 of its Form 8-K dated April 18, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with FNB Bancorp's statement that the decision to appoint Moss Adams, LLP was approved by the Board of Directors or that Moss Adams, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on FNB Bancorp's financial statements.

Very truly yours,

                                        /s/ KPMG LLP